Fund name: Putnam Tax-Free High Yield Fund
7/31/12

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A    44,926
		Class B       524
		Class C     2,116
          Class M       418


72DD2
          Class Y     3,739


73A1		Class A   0.596102
		Class B   0.521416
		Class C   0.503081
	     Class M   0.563959

73A2
		Class Y	0.624314

74U1		Class A   79,667
		Class B    1,085
		Class C    5,582
          Class M      739

74U2
		Class Y	 8,114

74V1		Class A    12.66
		Class B    12.68
		Class C    12.69
          Class M    12.66



74V2		Class Y	 12.70

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.